UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 27, 2026

COMSCORE, INC.
(Exact name of registrant as specified in charter)

Delaware	001-33520	54-1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438–2000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	SCOR	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On May 27, 2026, comScore, Inc. (the "Company"), entered into an Equity Purchase Agreement (the "Purchase Agreement") with an affiliate of Advaya Capital, Flix Buyer Inc. (the "Purchaser"), pursuant to which the Company sold its box office measurement, reporting and analytics business and its Hollywood Software business (collectively, the "Movies Business"), including 100% of the interests of Rentrak, LLC ("Rentrak"), an Oregon limited liability company and wholly owned subsidiary of the Company, to the Purchaser for an aggregate base purchase price of $70.0 million in cash, subject to customary adjustments and other terms as more fully set forth in the Purchase Agreement (the "Transaction"). The Transaction was completed simultaneously with the signing of the Purchase Agreement on May 27, 2026 (the "Closing Date").
The Purchase Agreement includes various representations, warranties and covenants of the parties customary for transactions of this type. Under the Purchase Agreement, the Company agreed that for a period of five years following the Closing Date, and subject to certain exceptions, the Company and its subsidiaries will not engage in certain activities competitive with the Movies Business and will be subject to certain non-solicitation covenants with respect to the Movies Business.
In connection with the Transaction, the Company and Rentrak, or their respective affiliates, entered into various ancillary agreements, including transition service agreements pursuant to which the Company or its affiliate will provide Rentrak or its affiliate with certain transition services for a limited period following the Closing Date.
The foregoing summary of the Purchase Agreement and the Transaction does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement.
On the Closing Date, in connection with the Transaction and pursuant to a payoff letter agreement between the Company and Blue Torch Finance LLC, as administrative agent and collateral agent, the Company used a portion of proceeds from the Transaction to repay in full all of its obligations under the Financing Agreement, dated as of December 31, 2024, by and among the Company, as administrative borrower; each subsidiary of the Company party thereto as a guarantor; Blue Torch Finance LLC, as administrative agent and collateral agent; and the lenders from time to time party thereto (as amended, the "Credit Agreement"). Upon receipt of such repayment, which totaled approximately $40.1 million, the Credit Agreement and related documents and obligations, including all obligations of the lenders under the Credit Agreement to extend credit to the Company and all guarantees, liens and security interests provided thereunder, were terminated.
The material terms of the Credit Agreement are more fully described in the Company's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the "SEC") on March 26, 2026, which description is incorporated herein by reference. The description of the Credit Agreement incorporated by reference is not complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement.
Item 2.01 Completion of Acquisition or Disposition of Assets.
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.01.
Item 9.01 Financial Statements and Exhibits.
(b) Unaudited Pro Forma Financial Statements
Pro forma financial statements and related notes thereto are filed as Exhibit 99.1 to this Current Report on Form 8-K.
(d) Exhibits.

Exhibit No.	Description

2.1*	Equity Purchase Agreement, dated as of May 27, 2026, by and between comScore, Inc. and Flix Buyer Inc.

99.1	Unaudited Pro Forma Financial Statements of comScore, Inc.

101.INS	XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document
*Portions of the Equity Purchase Agreement, as well as schedules and exhibits to the Equity Purchase Agreement, have been omitted pursuant to Items 601(b)(2)(ii) and 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish copies of any omitted terms, schedules or exhibits to the SEC or its staff upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Mary Margaret Curry
Mary Margaret Curry
Chief Financial Officer and Treasurer
Date: June 2, 2026
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